EXHIBIT 99.1

F. Quinn Stepan, Jr. Elected To Chief Executive Officer

NORTHFIELD, Illinois - Today, November 14, 2005, The Board of Directors of Stepan Company (NYSE: SCL) announced the election of F. Quinn Stepan, Jr., President, to succeed his father, F. Quinn Stepan, Sr., as Chief Executive Officer effective January 1, 2006. Mr. Stepan, Sr. will continue as Chairman of the Board of Stepan Company.

Mr. Stepan, Jr. has been President of Stepan Company since 1999. He joined the Company in 1987 after working four years for Monsanto Company. Previous to becoming President, Mr. Stepan, Jr. served as Vice President and General Manager of the Surfactant Department, Stepan Company’s largest business segment. Mr. Stepan, Jr. received a B.A. from the University of Notre Dame in 1982 and an M.B.A. from the University of Chicago in 1988. Mr. Stepan, Jr. is married with three children. Mr. Stepan, Jr. currently serves as a Director of the Follett Corporation, as a member of the Board of Directors of The Soap and Detergent Association and will begin serving on The Board of the American Chemical Council on January 1, 2006.

Mr. Stepan, Jr. succeeds his father, F. Quinn Stepan, Sr., who joined the Company in 1961 and has served as Chairman and Chief Executive Officer since 1984. F. Quinn Stepan, Sr. succeeded his late father Alfred C. Stepan, Jr., who founded the Company in 1932. Under his direction, Mr. Stepan, Sr. expanded Stepan Company from its North American base to a global supplier of surfactants and polymer products. While Chairman, sales grew from $200 million in 1984 to projected sales of over $1 billion in 2005.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K, and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, probability of future acquisitions and new products, the integration of acquired businesses, the integration of new software systems, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. Stepan undertakes no obligation to update or revise any forward-looking statements.